Exhibit 10.11

Smith Executive Employment Agreement

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of November, 2009 (the “Effective Date”), by and between Smith Electric Vehicles U.S. Corporation (the “Company”) and Kevin Kelly an individual (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company is in the business manufacturing and distributing electric delivery vehicles; and

WHEREAS, the Company recognizes that the Employee commenced his employment on October 6, 2009 (“Date of Employment”) and now desires to establish employment of the Employee by written contract and Employee desires to contractually establish the employment by Company on the terms and conditions provided herein.

NOW THEREFORE, in consideration of the foregoing, the mutual promises contained herein, and other good and valuable consideration, the receipt, and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                               Employment, Duties and Term.

(a)                                  Company hereby employs Employee as the Chief Financial Officer, and Employee hereby accepts such employment with Company on the terms and conditions set forth in this Agreement.  In such capacity, Employee shall perform the duties appropriate to such office or position, and such other duties and responsibilities as are assigned to him from time to time by the Board of Directors of Company.  During the term of his employment with Company, Employee shall devote his full working time and best efforts to the performance of his duties under this Agreement for and on behalf of Company, and shall not work for anyone else without the express written consent of Company or engage in any activity in competition with or detrimental to Company or any affiliate of Company.  Employee shall follow all compliance rules and programs in all material respects adopted by Company from time to time.

(b)                                 This Agreement shall commence on the Effective Date and end when it is terminated in accordance with Paragraph 3 of this Agreement (the “Termination Date”).  The period from the Effective Date to the Termination Date shall be referred to in this Agreement as the “Term.”

(c)                                  Employee’s services shall be performed primarily at a place of business of Company in the Kansas City, Missouri metropolitan area.

2.                               Compensation.

(a)                                  Base Compensation.  In consideration of the services rendered by Employee, and subject to the terms and conditions hereof, Company will pay Employee during the Term of this Agreement a base salary of One Hundred Seventy-Five Thousand Dollars ($175,000.00) per year (the “Base Compensation”).  The Base Compensation shall be payable in accordance with Company’s regular payroll practices.  Company will withhold from all compensation payable to Employee all applicable federal, state, and local withholding taxes.

(b)                                 Bonus.  Subject to the terms and conditions hereof and based on Employee’s performance during a calendar year, Employee shall be eligible to earn on a yearly basis beginning in the current calendar year and thereafter during the Term of this Agreement a performance bonus equal to up to one (1) times his Base Compensation (the “Performance Bonus”).  In the initial calendar year of this Agreement, the minimum requirements for consideration of a Performance Bonus shall be based on the following criteria: establishment of the US corporation and foundational documents and agreements, executing initial sales and marketing action plans(with minimum of $10,000,000.00 in orders), opening production facility, and securing initial financing (minimum of $10,000,000.00).  In subsequent calendar years, eligibility for consideration for a the Performance Bonus shall be based on specific requirements as outlined by the Board prior to year beginning.  Any Performance Bonus shall be at the discretion of the CEO and subject to all taxes and standard payroll withholdings and shall be paid within thirty (30) days of the end of the calendar year in which the Performance Bonus was earned.

If Employee is terminated by the Company under subsections (ii), (iv), or (vi), of Paragraph 3, and Employee up until termination was on track to receive a Performance Bonus, Employee shall be entitled to a prorated Performance Bonus for the calendar year in which the termination occurs, payable to Employee as and when such Performance Bonus would have been paid had Employee remained employed with the Company.

(c)                                  Equity Interests.  Employee will be issued stock options in a separate stock option or incentive plan which will provide stock options in the Company in the amount of one percent (1%) of the Company’s total equity as further defined in said Plan (Employee Options).   Employee shall also be entitled to stock options as defined in a separate stock option retention plan (Stock Option Retention Plan).  Employee may participate in additional stock, stock option, or stock incentive programs offered by the Company (Programs), as permitted by law.  In the event Employee is entitled to participate in such Programs, the Employee shall comply with all laws and regulations governing said program. With respect to said Programs, the Employee agrees to execute any instruments or documents governing the repurchase of the stock upon termination of this Agreement and take all other actions reasonably requested by the Company in order to affect the issuance of Employee’s shares.

In regard to said Employee Options, commencing on the Employee’s date of hire there shall be a two (2) year period wherein the options shall not be vested or exercisable by the Employee (“Two-Year Restriction”).  Following said Two-Year Restriction, the Employee shall have full right to exercise said options at will.  If during said Two-Year Restriction the Employee voluntarily terminates his or her employment with the Company or is terminated pursuant to Paragraph 3(a)(1), the Employee shall forfeit all of the Employee Options.  The Two-Year Restriction shall cease and become void in the event of (i) the Company going public or (ii) a change of control.

(d)                                 Vacation.  Employee will be entitled to four (4) weeks vacation per year; provided, however, except as otherwise provided by applicable law: (1) Company shall not pay Employee any additional compensation for any vacation time which is not used prior to the end of a calendar year or any earlier termination of employment, and (2) any vacation time which is not used prior to the end of a calendar year may not be used in any subsequent year.  If during the Term, Employee is employed by Company for only part of a calendar year, Employee shall be entitled to a pro rata amount of vacation days during such partial calendar year.

(e)                                  Benefits.  During the Term, Employee shall be entitled to participate in any employee benefit plans (including retirement, insurance, fringe benefit and other executive benefit plans) generally provided by Company to full-time employees of Company, but only to the extent provided in such employee benefit plans and subject to eligibility requirements of such plans, and for so long as Company provides or offers such benefit plans.  Company reserves the right to modify, amend, or terminate such benefit plans at any time without prior notice.  Company will pay 100% of the cost of employee family health insurance coverage, AD&D, executive level Short and Long Term Disability and term life insurance (up to one (1) times salary or up to a maximum of five hundred thousand dollars, whichever is greater).    Company will provide a car allowance of seven hundred and fifty dollars per month for Employee and such car will be titled in the name of the Employee, and may be used as his or her own personal automobile.  Employee will be responsible for any income taxes resulting from the use of said car.  Company will provide to Employee memberships in professional associations.  Company will provide to Employee memberships in social or business clubs as may be deemed to be appropriate by the Company’s CEO.

(f)                                    Expense Reimbursement.  During the Term, Employee shall be entitled to be reimbursed in accordance with the policies of Company, as adopted from time to time, for all reasonable, ordinary, and necessary expenses incurred by Employee in connection with the performance of Employee’s duties of employment hereunder, including, but not limited to travel, entertainment, professional dues, professional associations, professional education, and subscriptions.

3.                               Termination.

(a)                                  This Agreement may be terminated as follows:

(i)                                     by Company for Cause;

(ii)                                  by Company, upon the death or Disability of Employee;

(iii)                               by Company, upon ninety (90) days prior written notice to Employee without Cause;

(iv)                              by Employee, immediately without advance notice, for good reason; or

(v)                                 by Employee, upon ninety (90) days prior written notice to Company without good reason;

(vi)                              by Employee due to a change in majority ownership of Company; or

(vii)                           as may be expressly agreed in writing and signed by both parties.

(b)                                 Within thirty (30) days of termination of this Agreement under subsections (ii), (iii), (iv), (vi), or vii of this Paragraph 3, Company will pay Employee separation pay equal to the combined total of six (6) months of Employee’s Base Compensation.   Employee shall also receive, at Company expense, health insurance coverage for a period of six (6) months following the date of such termination.  Employee shall also receive all other accrued benefits, securities (stock), and outstanding expenses due as of the date of Termination.

(c)                                  For purposes of this Agreement, the following capitalized terms shall have the meaning set forth below:

(i)                                     “Cause” means the good faith and reasonable determination of the Board that the Employee has

(A)                              Materially breached any fiduciary duty or legal or contractual obligation to Company including a material breach of this Agreement;

(B)                                unreasonably failed to use his best efforts to promote the interests of Company or materially failed to perform his duties as reasonably directed by Company which is detrimental to the business, reputation, character or standing of the Company;

(C)                                been grossly negligent or engaged in willful misconduct, fraud, embezzlement, acts of dishonesty or a conflict of interest relating to the affairs of the Company;

(D)                               been convicted of or pleaded nolo contendere to (1) any crime relating to the business affairs of the Company; or

(E)                                 engaged in a willful violation of any federal or state securities laws.

(ii)                                  For the purposes of subsections (A) and (B) of this Paragraph 3(c)(i), Employee shall be given reasonable notice and opportunity to cure any deficiencies prior to being determined to have engaged in Cause.

(iii)  “Disability” means illness (mental or physical) or injury which, in the good faith and reasonable determination of Company, results in

Employee being unable to perform Employee’s duties for an aggregate of 120 days (whether or not consecutive) during any twelve-month period.

(iv)                              “Good Reason” shall be defined as a

(A) a material change in Employee’s title or responsibilities;

(B) Company’s failure to pay any payment obligation under this Agreement (taking into account any such grace periods and any right Company may have to withhold or delay any such payment);

(C) Company’s material breach of this Agreement; or

4.                               Confidential Relationship and Confidential Information.

(a)                                  Confidential Information.  Employee acknowledges that, during the course of his employment, he will have access to information relating to Company’s business that provides Company with a competitive advantage, that is not generally known by persons not employed by or providing services for Company and that could not easily be determined or learned by someone outside Company (“Confidential Information”).  Such Confidential Information includes both written information and information not reduced to writing and includes, without limitation:  (i) the identity of Company’s clients and prospective clients, including names, addresses and phone numbers, the characteristics, preferences and investment strategies of those clients, the types of services provided to and ordered by those clients; (ii) Company’s internal corporate policies related to those services, price lists, fee arrangements and terms of dealings with clients; (iii) the identity of Company’s sources in the field and off-site consultants and the terms and conditions on which Company transacts business with those sources and consultants; (iv) financial and sales information, including Company’s financial condition and performance and the compensation paid to other employees of Company; (v) information relating to inventions, discoveries and formulas, records, research and development data, trade secrets, processes, other methods of doing business, forecasts and business and marketing plans of Company and (vi) all Company Intellectual Property (as hereinafter defined).  Employee acknowledges that the Company has gathered such information at great cost and over time and that such information is not generally known and cannot easily be obtained from publicly available sources.  Confidential Information does not, however, include information that is or becomes known outside the Company through no act or failure to act by Employee.

(b)                                 Notwithstanding the foregoing, the term “Confidential Information” shall not include, and the receiving Party shall not have any obligations under this Section 3 with respect to, such portion of any information which (i) is or becomes publicly known through no unlawful or other wrongful act or omission by receiving Party, any of its Representatives (defined in Section 5 below) or any other person or entity, but in such event limited solely to that part of the subject matter which is publicly known; (ii) becomes known to the receiving Party from a third party having the legal right to make an unrestricted disclosure without a breach of any agreement by the receiving Party or such third party; (iii) is already known to the receiving Party on a non-confidential basis prior to the time of the disclosure of the Confidential Information by the Disclosing Party (iv) is expressly approved for use or release by the prior written authorization of the Disclosing Party, which shall be within said Disclosing Party’s discretion; or (v) is required to be disclosed by court order, governmental action, legal process or by applicable law, provided, however, that in such event the receiving Party shall first give written notice thereof to the Disclosing Party and shall fully cooperate (but at the Disclosing Party’s cost and expense) in the Disclosing Party’s attempt to obtain a protective order or other waiver or exclusion from the court or other applicable governmental or other authority.

(c)          Restriction on Use of Confidential Information.  Employee shall, both during and after his employment by Company, hold all Confidential Information in a fiduciary capacity.  Employee shall not directly or indirectly use or disclose such information except as may be necessary for the good faith performance of his services for Company or as reasonably necessary, in the opinion of counsel, to respond to or defend any claim(s) against Employee or Company.

(d)         Ownership of Confidential Information.  Employee acknowledges that any documents received or created by him during the course of his employment with Company that contains or pertains to Confidential Information are and will remain the sole property of Company.  Such documents include, without limitation, files, memoranda, correspondence, reports, client records, contact lists and compilations of information, however such information may be recorded and whether on hard copy or on a computer disk or magnetic disk or CD-ROM.  Employee shall return all such documents (including all copies) promptly upon the termination of his employment and shall not, during and after his employment, disclose those documents to anyone outside Company or use those documents for any purpose other than the advancement of Company’s interests, or as reasonably necessary, in the opinion of counsel, to respond to or defend any claim(s) against Employee or Company.

(e)          Legal Requirement.  No provision of this Paragraph 4 shall prohibit Employee from disclosing any Confidential Information as required by applicable law or pursuant to any court rule or order or as reasonably necessary, in the opinion of counsel, to respond to or defend any claim(s) against Employee or Company.

5.                               Restrictive Covenants.

(a)                                  Noncompetition; Non-solicitation.

(i)                                     Employee acknowledges that Company is engaged in a highly competitive business on a world-wide scale and that, by virtue of the position in which Employee is employed, his engaging in or working for or with any business which is directly competitive with Company would cause Company great and irreparable harm.  Employee also acknowledges that, by virtue of his employment, he has gained or will gain knowledge of the identity, characteristics, and preferences of Company’s clients, among other Confidential Information, and that Employee would inevitably have to draw on such Confidential Information if he were to solicit or service Company’s clients on behalf of a competing business enterprise.

(ii)                                  Employee agrees that “Restricted Business” at any date means the goods, products and/or services of the type provided, marketed, sold, produced and/or developed by the Company during the 12 month period ending on that date.  The “Territory” for the purposes of this Paragraph 5 shall be anywhere in (x) the World, (y) North America and (z) the United States.  The parties acknowledge that the geographical limitations contained in (x), (y) and (z) are separate covenants and are reasonable based on the world-wide nature of the Company’s business.

(iii)                               Accordingly, Employee agrees that during Employee’s employment with Company, whether or not under this Agreement, and thereafter for a period of twelve (12) months (the “Noncompetition Period”) he will not within the Territory:

(A)                              directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of or be employed by, associated with or in any manner connected with any entity or organization doing Restricted Business;

(B)                                directly or indirectly approach, advise, solicit or deal with, in competition with the Company, any entity or organization engaged in Restricted Business;

(C)                                directly or indirectly, for the purpose of competing with the Company:

(1)                                  induce or procure or attempt to induce or procure any person who is on the Relevant Date or was during the period of 12 months preceding the Relevant Date, a key employee or consultant of or under contract of services to the Company to leave his/her employment or service with the Company (whether or not that person would commit any breach of his or her employment or appointment by reason of leaving the service of the Company);

(2)                                  accept into employment or otherwise engage or use the services of any person who is on the Relevant Date, or during the period of 12 months preceding the Relevant Date, an employee  or consultant of or under contract of services to the Company;

(D)                               provide technical, commercial or professional advice to any business or concern engaged in Restricted Business,

(E)                                 interfere or seek to interfere with the continuance of supplies to the Company (or terms relating to supplies) of any components, materials, goods or services.

(b)                                            Intellectual Property.

(i)                                     Employee shall disclose promptly to Company all ideas, inventions, discoveries, improvements, designs, formulae, processes, production methods and technological innovations (which, together with all intellectual property rights that might be available therein including, without limitation, patents, copyrights and trade secrets, shall hereinafter be referred to as “Intellectual Property”), whether or not patentable, which Employee may conceive or make, alone or with others, in connection with his employment with the Company from and after the date of this Agreement, whether or not during working hours, and which: (A) relate specifically to the business of Company; (B) are based on or derived from Employee’s knowledge of the actual or planned business activities of Company; or (C) are developed using existing Intellectual Property belonging to Company.

(ii)                                  Employee shall assign, and does hereby assign, to Company (and to bind his heirs, executors and administrators, to assign to the Company) all Intellectual Property covered by Paragraph 5(b)(i) hereof (collectively, “Company Intellectual Property”).

(iii)                               Without further compensation but at Company’s expense, Employee agrees to give all testimony and execute all patent applications, rights of priority, assignments and other documents, and in general do all lawful things reasonably requested of Employee by Company to enable Company to obtain, maintain and enforce its rights to such Company Intellectual Property.

(iv)                              All of Employee’s work product during his employment hereunder and all parts thereof shall be “work made for hire” for Company within the meaning of the United States Copyright Act of 1976, as amended from time to time, and for all other purposes, and Employee hereby quitclaims and assigns to Company any and all other rights he may have or acquire therein.  Accordingly, all right, title and interest in any and all materials, or other property, including, without limitation, trademarks, service marks and related rights, whether or not copyrightable, created, developed, adapted, formulated or improved by Employee (whether alone or in conjunction with any other person or employee), constituting Company Intellectual Property shall be owned exclusively by Company.  Employee will not have or claim to have under this Agreement, or otherwise, any right title or interest of any kind or nature whatsoever in any Company Intellectual Property.

(b)                                 Presentation of Corporate Opportunities to Board.  Any opportunity to use or to exploit any of the Intellectual Property of the type described in Section 5(b)(i) shall be deemed to be a “corporate opportunity” (as if Company were a corporation governed by the General Corporation Law of the State of Delaware) that must be offered to Company before being pursued by Employee outside of the scope of his employment hereunder.  If Employee wishes to pursue any such opportunity outside the scope of his employment hereunder, Employee shall present such Intellectual Property to the Board of Managers of Company (the “Board”), which shall consider the relevance and appropriateness of such Intellectual Property to Company and determine reasonably and in good faith whether such Intellectual Property should be deemed to be Company Intellectual Property within the meaning of this Paragraph 5.

6.                               Release.  Employee acknowledges that Company may provide the image, likeness, voice, or other characteristics of Employee in the services, materials, computer programs and other deliverables that Employee provides as a part of this Agreement (“Deliverables”).  Employee hereby consents to the use of such characteristics of Employee by Company in the products or services of Company and releases the Company, its agents, contractors, licensees and assigns from any claims which Employee has or may have for invasion of privacy, right of publicity, defamation, copyright infringement, or any other causes of action arising out of the use, adaptation, reproduction, distribution, broadcast, or exhibition of such characteristics (“Release”).

7.                               Enforcement.  Employee acknowledges that the restrictions contained in Sections 4 and 5 are fair, reasonable, and necessary for the protection of the legitimate business interests of Company and that Company will suffer irreparable harm in the event of an actual or threatened breach of any such provision by Employee.  Employee therefore consents to the entry of a restraining order, preliminary injunction, or other court order to enforce such provisions and expressly waives any security that might otherwise be required in connection with such relief.  Employee also agrees that any request for such relief by Company shall be in addition and without prejudice to any claim for monetary damages which Company might elect to assert.  Employee agrees that the terms of Sections 4 and 5 are in addition to, and not in limitation of, any other restrictive covenants agreed to by Employee with respect to Company.  For all purposes of Sections 4 and 5 the term “Company” means Company and each of its now existing or hereafter created or acquired  affiliated companies (including each Related Company), subsidiaries and parent companies, and their respective successors and assigns.

8.                               No Conflicting Obligations.  Employee represents and warrants to Company that he is not now under any obligation of a contractual or other nature to any person or entity which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by him of his obligations hereunder.

9.                               Governing Law and Forum Selection.  This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without respect to its principles of conflicts of laws, and the venue for any legal dispute related to this Agreement shall be Platte County, Missouri.  The provisions of this Agreement do not in any way limit or abridge any rights of Company, Related Company or any of their subsidiaries or other affiliates under the law of unfair competition, trade secret, copyright, patent, trademark or any other applicable law(s), all of which are in addition to and cumulative of Company’s rights under this Agreement.

10.                         Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.  If the final judgment of a court of competent jurisdiction declares that any provision of this Agreement, including, without limitation, any provision of Sections 4, 5 or 6 hereof, is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Agreement shall be enforced as so modified.

11.                         Survivability.  The provisions of this Agreement which by their terms call for performance subsequent to termination of Employee’s employment, or of this Agreement, shall so survive such termination.

12.                         No Defense.  The existence of any claim, demand, action or cause of action of Employee against Company, whether or not based upon this Agreement, will not constitute a defense to the enforcement by the Company of any covenant or agreement of Employee contained in Sections 4, and 5 herein.

13.                         No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

14.                         Source of Payments.  All payments provided under this Agreement shall be paid in cash from the general funds of Company, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment.

15.                         Tax Withholding.  Company may withhold from any benefits payable under this Agreement (including with respect to the Performance Bonus whether in cash or in stock shares) all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

16.                         Notices.  Any notices, demands and communications under this Agreement shall be in writing and shall be deemed to have been duly given and received (a) if delivered personally or actually received, (b) three (3) business days after being mailed, certified mail, return receipt requested, (c) one (1) business day after being sent by a nationally recognized overnight delivery service, or (d) if sent via facsimile or similar electronic transmission during normal business hours, as evidenced by mechanical confirmation of such fax or other electronic transmission, to the parties as set forth below or at such other address as may have been furnished by a party to the other party in accordance with the foregoing:

If to the Company:  Legal Department, Smith Electric Vehicles US Corp., 12200 N.W. Ambassador Drive, Kansas City Missouri 64163

If to Employee:  Kevin Kelly, *****.

17.                         Assignability.  This Agreement is a personal contract requiring the provision of unique services by Employee, and Employee’s rights and obligations hereunder may not be sold, transferred, assigned, pledged, or hypothecated by Employee.  In the event of any attempted assignment or transfer of rights hereunder by Employee contrary to the provisions hereof (other than as may be required by law), Company will have no further liability for payments hereunder.  The rights and obligations of Company hereunder will be binding upon and run in favor of the successors and assigns of Company.

18.                         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

19.                         Complete Understanding; Amendments; Waiver.  This Agreement  and the documents referenced herein constitute the complete understanding between the parties with respect to the employment of Employee and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by any party with respect thereto except as expressly set forth herein, and all prior employment agreements between Company and Employee with respect to the performance of any services by Employee are hereby terminated.  This Agreement shall not be altered, modified or amended (except as provided in Section 10 hereof) or terminated except by a written instrument signed by each of the parties hereto.  No waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be effective or binding on any party unless it is in writing signed by the party charged with giving such waiver.  A waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived, and no waiver by any party hereto of a breach hereunder by the other party on any occasion shall constitute a waiver of the same breach on any subsequent occasion.  No delay on the part of Company or Employee in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, no single or partial exercise by Company or Employee of any such right or remedy shall preclude other or further exercise thereof and all remedies hereunder or by operation of law or equity shall be cumulative and not exclusive.

20.                         Titles and Captions; Construction.  All section titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope, meaning or intent of any provision hereof.  When used in this Agreement, (a) words denoting the singular include the plural and vice versa, (b) his, her or its shall include all genders, (c) when calculating the period of time within or following which any act is to be done or notice given or other steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a “business day” in Kansas City, Missouri, then the period shall end on the next day which is a business day in Kansas City, Missouri, and (d) any reference to “herein,” “hereof,” “hereby,” “hereunder” or words of similar import shall mean and refer to this Agreement as a whole and not to any particular part hereof.

21.                         Notification of New Employer.  In the event that Employee is no longer an employee of Company, Employee consents to notification by Company to Employee’s new employer or its agents regarding Employee’s rights and obligations under this Agreement.

IN WITNESS WHEREOF, Employee has hereunder set his hand, and Company has caused this Agreement to be executed as of the day and year first above written.

KEVIN KELLY “EMPLOYEE”

/s/ Kevin Kelly

SMITH ELECTRIC VEHICLES US CORP. “COMPANY”

By:	/s/ Bryan Hansel
Bryan Hansel, CEO